Exhibit 10.24

Certain personally identifiable information contained in this document has been redacted pursuant to Item 601(a)(6) of Regulation S-K. Redacted information is indicated with the notation “[***].”
CONFIDENTIAL
AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the "Agreement and Release") is made and entered into by and between you and Fannie Mae (collectively, the “Parties”).

WHEREAS, your Fannie Mae employment will be terminating and Fannie Mae has determined to provide you a payment in consideration of a general release of claims as set forth in this Agreement and Release;

WHEREAS, this Agreement and Release is subject to approval by the U.S. Federal Housing FHFA (“FHFA”); and

WHEREAS, you and Fannie Mae further wish to resolve any and all existing and potential issues in any way relating to your employment or your termination of employment.

NOW, THEREFORE, in consideration of the promises, affirmations, covenants, and undertakings as set forth in this Agreement and Release, the Parties agree as follows:

1. Termination Date. You are an at-will employee and your Fannie Mae employment will terminate on your designated Termination Date (as described in Paragraph 3, below), regardless of whether you sign this Agreement and Release. You will continue to receive your current base salary and benefits through the Termination Date.

2. Effective Date/ Consideration Period/Acceptance of the Agreement and Release. This Agreement and Release will become effective and enforceable on the date you sign it (the “Effective Date”), unless you timely revoke it in accordance with Paragraph 12(e). You will have 21 calendar days in which to consider, sign and return it to Fannie Mae. The 21-day period begins on the day after you receive this Agreement and Release. If your 21-day period ends on a holiday or weekend, you will have until the end of the next business day to sign and return your Agreement and Release. Your signed Agreement and Release will not be accepted if it is not returned on time. How to accept the Agreement and Release and Release: a) If you received this document electronically, you must electronically sign your Agreement and Release by the deadline through DocuSign (Fannie Mae’s designated e-signature application). No other action is required to accept or return your Agreement and Release following electronic signature; or b) If you received this document by mail or by hand delivery, you must sign by hand and mail the entire Agreement and Release (and not just the signature page) by the deadline to Fannie Mae’s Human Resources Service Center at Midtown Center, 1100 15th Street N.W., Washington, DC 20005.

3. Fannie Mae Consideration. You understand and agree that in exchange for your promises, affirmations, covenants, representations, and undertakings made in this Agreement and Release, and subject to all of the following provisions, Fannie Mae will provide you with the payments, benefits, and other consideration stated in your attached Personalized Statement (which is incorporated as part of this Agreement and Release):

(a) The amount of any payment you would otherwise be paid under the Agreement and Release will be reduced by any amount you owe Fannie Mae, including but not limited to leave taken beyond that for which you accrued paid leave.

(b) The “Termination Date” indicated at the top of each page of your Personalized Statement is the date used for calculation of the payment stated therein. If for any reason your actual termination of employment differs from the “Termination Date” stated in your Personalized Statement, you are not entitled to additional consideration and Fannie Mae will not recalculate the payment stated therein: The calculation of consideration for this Agreement and Release as stated in the attached Personalized Statement will remain the same.

(c) To comply with the FHFA regulations regarding Golden Parachute payments, Fannie Mae will rely on your affirmations in Paragraph 6(c) below.

(d) Once you have timely executed this Agreement and Release, your employment with Fannie Mae has ended, and the revocation period set forth in paragraph 12(e) has passed, the payments, benefits and other consideration stated in your attached Personalized Statement will be provided to you unless: (i) you have failed to return all Fannie Mae property; or (ii) Fannie Mae determines you engaged in misconduct, in its sole discretion, including but not limited to violations of your continuing obligations relating to the Covered Employee External Employment Standard (if applicable), confidentiality, or other material Fannie Mae policies or contractual obligations you may owe Fannie Mae; or (iii) Fannie Mae determines, in its sole discretion, that you have engaged in fraud or dishonesty relating to your employment; or (iv) Fannie Mae becomes aware of any information, evidence, document, or other materials that would indicate that there is a reasonable basis to believe you have committed, or assisted anyone else to commit, any fraudulent or criminal act(s); and determines that your employment should be terminated (or would have been terminated) by Fannie Mae based on such information; or (v) you have accepted a position at Common Securitization Solutions, LLC, and the revocation period set forth in paragraph 12(e) has passed, or (vi) you timely revoke this Agreement and Release; or (vii) FHFA fails to approve this Agreement and Release. If any of the above conditions exists, Fannie Mae will withhold the payments, benefits and other consideration stated in your attached Personalized Statement and this Agreement and Release will become void and unenforceable, even if you have already signed it.

4. Vacation Pay/Benefits. Regardless of whether you sign this Agreement and Release, Fannie Mae will pay you a lump sum, less legally required deductions, for any accrued and unused vacation leave you may have under Fannie Mae policy as of the Termination Date. You will not be paid for any unused carryover leave unless required by applicable state law. In addition, you will also receive all other benefits to which you may be entitled as a result of your employment with Fannie Mae. Your rights and benefits under this Agreement and Release are personal to you, and are not subject to voluntary or involuntary assignment or transfer, except as provided in Fannie Mae’s employee benefits plans.

5. Release of Claims. You unconditionally release, waive, settle, and forever discharge any and all suits, actions, and claims, known and unknown (including claims for damages, injunctive relief, attorneys’ fees, expenses and/or costs) that you may have against Fannie Mae and its subsidiaries, conservator, and its and their respective past and present officers, directors, agents and employees (in their individual or representative capacities), and any past, present, or successor of the Fannie Mae pension or benefit plans and its officers, directors, trustees, administrators, fiduciaries, agents, or employees, (collectively, the "Released Parties") for any actions, omissions or decisions, from the beginning of the world up to and including the date you sign this Agreement and Release, directly or indirectly relating to any matter whatsoever, including without limitation your employment or termination from Fannie Mae. However, you do not waive any rights or claims that cannot be waived under applicable law and you do not waive any rights or claims associated with the performance of the provisions of this Agreement and Release or that arise after you sign this Agreement and Release. You agree that this release includes claims that you presently do not know of or suspect to exist, even if you would not have entered into this Agreement and Release had you known of those claims. You also understand that this release means that you are giving up the right to sue Fannie Mae or any of the Released Parties on any claim released.

6. Release Includes Claims Under Federal, State, Local, and Common Law; Affirmations; Waiver of Recovery; Waiver of Class and Collective Actions; Waiver of Section 1542 California Civil Code.

(a) Scope of release. You agree that your general release of the Released Parties in Paragraph 5, above, is comprehensive and applies to the maximum extent permitted by law and includes all claims and potential claims that were or could be asserted by you, individually or in a representative capacity, or on your behalf, and includes, but is not limited to: (i) Releasable claims under or related to any federal statute, ordinance, regulation or executive order, as amended, including, but not limited to, the Civil Rights Act of 1866, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Genetic Information Nondisclosure Act of 2008, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act of 1970, the Americans with Disabilities Act of 1990, the ADA Amendments Act of 2008, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, all other federal whistleblower protection statutes, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, Executive Order 11246, the Occupational Safety and Health Act of 1970 and the National Labor Relations Act; (ii) Any claims under or related to any state or local statute, ordinance or regulation, as amended, including, but not limited to, the California Fair Employment and Housing Act, the California Fair Pay Act, the California Family Rights Act, California Business & Professions Code, California Wage Orders, the California Labor Code, the California Private Attorneys General Act, the California Consumer Privacy Act, the District of Columbia Human Rights Act, the District of Columbia Family and Medical Leave Act, the District of Columbia Accrued Sick and Safe Leave Act, the District of Columbia Universal Paid Leave Amendment Act of 2016, the Illinois Human Rights Act, the Maryland Fair Employment Practices Act, the Pennsylvania Human Relations Act, the Texas Labor Code, including the Texas Payday Law, the Virginia Human Rights Law, and any state or local fair employment, human rights, leave, wage payment, or civil rights statutes in the jurisdiction(s) where you have performed services for Fannie Mae; (iii) Any claims under or related to state or local law for failure to pay wages, failure to provide overtime wages, or failure to provide accurate pay statements; and (iv) Any claims under common law, including, but not limited to, claims for breach of contract, wrongful discharge, tort, and equitable relief. The claims included in this paragraph do not include claims which by law cannot be released.

(b) Waiver of Recovery. You waive any rights to recover in any lawsuit, judicial action, or administrative or other proceeding relating to Fannie Mae brought on your behalf concerning matters covered by this Release by any person, group, or agency, including the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the Office of Federal Contract Compliance Programs, The California Department of Labor, the California Department of Fair Employment and Housing, the District of Columbia Commission on Human Rights, the District of Columbia Office of Human Rights, the Illinois Human Rights Commission, the Illinois Department of Human Rights, the Pennsylvania Human Relations Commission, The Texas Workforce Commission, The Virginia Human Rights Commission, or any other federal, state, or local administrative or fair employment rights enforcement agency. Notwithstanding any other language in this Agreement and Release, nothing herein is intended to restrict your right to receive a monetary award for providing information to a government agency under any statutory provisions relating to whistleblower awards or incentives.

(c) Affirmations. By signing this Agreement and Release, you specifically affirm and represent the following: (i) You have reported to Fannie Mae’s Offices of Ethics or Investigations any conduct or action by Fannie Mae (or its employees, consultants, contractors, agents, or vendors, including you) that Fannie Mae may need to remediate, report, or investigate, or that may violate any law or any rights you may have; (ii) As a Fannie Mae employee and/or while using Fannie Mae assets, you have not committed, or assisted anyone else to commit, any fraudulent or criminal act(s); (iii) You have not suffered any work-related injury for which you have not already filed a claim; (iv) You have been released from having to perform any further work for Fannie Mae and have been paid all wages due for such work; and (v) You have otherwise fully complied with the Covered Employee External Employment

Activities Standard (if applicable), and your reporting obligations under Fannie Mae’s Code of Conduct and Fraud Risk Management Policy (including any amended version of these policies in effect during your employment).

(d) Class Action Waiver. You further agree that you will not bring or participate in any class, collective, or representative action against Fannie Mae and the Released Parties which asserts, in whole or in part, any claim(s) which arose through the date you sign this Agreement and Release, whether or not such claims are specifically covered by this Agreement and Release (“Class Action Waiver”). Although you will not be retaliated against, disciplined, or threatened with discipline as a result of exercising your rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective, or representative action in any forum, Fannie Mae and the Released Parties may elect to lawfully seek enforcement of this Agreement and Release and the Class Action Waiver under applicable law and seek dismissal of such class, collective, or representative actions or claims. Notwithstanding any other clause contained in this Agreement and Release, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void, or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(e) Waiver of Section 1542 California Civil Code. If you live or work in California, you understand that by signing this Agreement and Release, you specifically waive your rights under section 1542 of the California Civil Code, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

7. No Pending Complaints or Charges. You represent that you have not filed any complaints or charges against the Released Parties with any federal, state, local court, administrative agency, or arbitration forum, and that you have not assigned or transferred to any person or entity any claim related to the Released Parties. To the extent any such pending complaints or charges are pending, or if any agency, arbitrator, or court assumes jurisdiction on your behalf of any charge or complaint against any of the Released Parties, you will promptly request that entity to withdraw from the matter. This provision does not apply to information provided to any government-administered whistleblower award program, such as that administered by the Security Exchange Commission.

8. Cooperation. You understand and agree that nothing in this Agreement and Release shall be construed to affect Fannie Mae’s or any federal or state agency’s independent right and responsibility to enforce the law. You agree that you will fully cooperate with any investigation relating to Fannie Mae conducted by Fannie Mae, Fannie Mae’s auditor, the Federal Housing Finance Agency, the U.S. Securities and Exchange Commission, the National Labor Relations Board, or other federal, state, or local government agency or authority. This Agreement and Release also does not preclude you from filing a charge, participating in an investigation or proceeding, or communicating or otherwise cooperating with any federal, state, or local governmental agency or authority or from taking any action required by law. Nor does this Agreement and Release preclude you from assisting coworkers with workplace issues concerning Fannie Mae. Fannie Mae agrees that it will not construe any assertion of privilege applicable to you individually as failure to cooperate. However, you understand that Fannie Mae’s privileges may only be asserted or waived by Fannie Mae.

9. Confidentiality. You (and your heirs, assigns, and attorneys) may not disclose any of the terms, conditions, amounts or any other details of this Agreement and Release or any Confidential Information (as defined in Fannie Mae’s Confidential Information Policy and Privacy Policy) relating to your Fannie Mae employment to any person or entity. However, you may disclose this Agreement and Release to the following individuals, provided that they also agree to keep the terms and conditions of this Agreement and Release confidential: (a) your attorney or other advisors you consult to understand the interpretation, application, or legal effect of this Agreement and Release; (b) your accountants or financial advisors; (c) your family; or (d) persons to whom such disclosure is required by law. In the event you receive a request for disclosure of Confidential Information other than as set forth in subparts (a)-(d), above, you shall promptly notify Fannie Mae and shall cooperate fully with Fannie Mae in responding or objecting to such request. To the extent you believe there is a conflict between this Paragraph 9 and Paragraph 8, above, Paragraph 8 controls.

10. Continuing Obligations relating to Fannie Mae’s Confidential Information You acknowledge that you remain bound to the terms and conditions of Fannie Mae’s Code of Conduct and its Confidential Information and Privacy Policy (collectively, the “Code”), which are applicable to all current and former Fannie Mae employees, as well as any officer or Covered Employee-related agreement, including any Confidentiality and Proprietary Rights Agreement, to which you are a party. You also acknowledge your continuing obligations under the Code and applicable federal and state laws that prohibit you from disclosing Confidential Information to third parties, removing Confidential Information from Fannie Mae’s premises (including by electronic forwarding outside of Fannie Mae’s networks), or copying or duplicating Fannie Mae’s Confidential Information. Nothing in this paragraph is intended to prohibit you (with or without prior notice to the Company) from reporting to or participating in an investigation with a government agency or authority about a possible violation of law, or from making other disclosures protected by applicable whistleblower statutes.

11. Rehire/Subsequent engagement. This Agreement and Release will remain valid and enforceable if you are rehired or engaged to provide future services to Fannie Mae. You may be eligible for rehire or to provide future services to Fannie Mae, subject to the following conditions:

• Rehire as an employee. If you are rehired as a Fannie Mae employee, you must repay the difference between the number of weeks of base pay you received in your payment (as described in your Personalized Statement) and the number of weeks that have elapsed between your Termination Date and your date of rehire.

(b) Subsequent engagement as a contingent worker, consultant, contractor, agent, or vendor. You must wait six months after ending your Fannie Mae employment before being engaged as a contingent worker, contractor, consultant, agent or vendor. If you are engaged to perform services for Fannie Mae as a contingent worker, consultant, contractor, agent, or vendor (or an employee of a vendor), and such services are identical to or similar to the services you provided as an employee to Fannie Mae, you also must repay the difference between the number of weeks of base pay you received in your payment (as described in your Personalized Statement) and the number of weeks that have elapsed between your Termination Date and the date you begin providing these services.

12. ADEA Waiver and Acknowledgments.

(a) Waiver of rights and claims under the ADEA and other laws. By your general release of the Released Parties in Paragraph 5, you knowingly and voluntarily waive any rights and claims under the Federal Age Discrimination Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, as amended, (together, the “ADEA”), and under the other specific statutes and laws stated in Paragraph 6(a). However, you acknowledge and understand that you are not waiving any claims for age discrimination under the ADEA that may arise after the date you sign this Agreement and Release, and you are not waiving any vested benefits, if any.

(b) Sufficient consideration. You agree that, absent your entry into this Agreement and Release and conditioned upon the matters described in Paragraph 3 above, you would not be entitled to the consideration set forth in your Personalized Statement. The payments and other consideration to be provided to you under this Agreement and Release (with the exception of the payments for unused vacation and other benefits, if any, described in Paragraph 4, and any wage payments made prior to your termination date) are solely in exchange for your promises, affirmations, representations, covenants, and undertakings in this Agreement and Release, including your waiver and release of claims, and represent amounts and/or other consideration in excess of any amounts to which you are otherwise entitled.

•Time to Consider and Consult With an Attorney. You confirm that you have been given 21 calendar days to consider this Agreement and Release, which time is sufficient and satisfies any notification requirements that may exist. You may use as much or as little of the 21 calendar days as you determine you need to consider this Agreement and Release. Should you elect to sign this Agreement and Release before the expiration of 21 calendar days, you acknowledge that you are doing so voluntarily and that you are waiving your right to review the Agreement and Release for the remainder of the 21 calendar days. You are hereby strongly advised to consult with an attorney before executing this Agreement and Release, and by signing this Agreement and Release you confirm that you have had a fair and full opportunity to do so. You further understand that Fannie Mae is not responsible for any expenses you may incur in consulting an attorney. By signing this Agreement and Release, you confirm that the information provided to you about the payment is understandable to you.

(c)     Defend Trade Secrets Act of 2016: The Parties understand that the Defend Trade Secrets Act of 2016 provides that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret: (i) Made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) Made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    Revocation. You may revoke your acceptance of this Agreement and Release within seven (7) calendar days after you sign it. Revocation is effective only by providing written notice to Fannie Mae’s Senior Vice President – Total Rewards and HR Operations at Midtown Center, 1100 15th Street, N.W., Washington, D.C. 20005, or by email to [***]. If you timely revoke your execution of this Agreement and Release, the Agreement and Release will be null and void, and your employment will remain terminated as of the Termination Date. A mailed revocation notice must be post-marked no later than the seventh (7th) day after the date you signed the Agreement and Release.

13. Other Terms of this Agreement and Release.

(a) Your Long-Term Disability (“LTD”) coverage ends when your Fannie Mae employment ends. However, you are free to apply for LTD benefits for a qualifying disability that arose during your employment. Fannie Mae’s LTD carrier (currently, The Hartford) makes all determinations regarding coverage. You must contact The Hartford directly for an application. In no case will any payments under this Agreement and Release be made to you before your employment with Fannie Mae terminates. .

(b) The cash payment described in your Personalized Statement will be subject to all legally required deductions, and will be calculated based on your annual base salary on the “Termination Date” as stated in the Personalized Statement (see Paragraph 3, above). Federal taxes on this payment will be withheld at the IRS supplemental rate (which is currently 22% for most employees), and any applicable state and/or local taxes also will be withheld. As noted in Paragraph 3, you understand that any payment you would otherwise receive under this Agreement and Release will be reduced by any amount you owe

Fannie Mae, including for any paid leave taken in excess of your accrued paid leave. The payment is not eligible earnings for the purpose of Fannie Mae’s retirement plans.

(c) (i) The portion of the payment representing base salary set forth in your Personalized Statement shall be paid in a lump sum as soon as administratively practicable after your Termination Date or the expiration of the revocation period for this Agreement and Release, whichever happens later.

(ii) If you are a "specified employee" (i.e., generally, one of Fannie Mae’s 50 most highly compensated officers), determined in accordance with Section 1.409A-1(i) of the Treasury Regulations, payment of any portion of your payment that is subject to the six month delay requirement of Section 409A is required to be delayed six months and one day following your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code). You are hereby advised to consult with a tax or financial advisor if you have any questions related to Section 409A.

(iii) This Agreement and Release is intended to comply with the requirements of Section 409A of the Internal Revenue Code. To the extent any provisions of this Agreement and Release are ambiguous, they shall be interpreted in a manner that renders the payment or benefit in question exempt from Section 409A (if possible), or otherwise, compliant with Section 409A.

(d) Any controversy, dispute, or claim arising out of or relating to this Agreement and Release, breach thereof, or any of the circumstances relating to any matter not released pursuant to Paragraphs 5 and 6, above, shall first be addressed through good faith negotiation. If the dispute cannot be settled through negotiation, the Parties acknowledge that any such dispute must be resolved under the provisions of Fannie Mae’s Arbitration Agreement, issued January 21, 2015.

(e) The laws of the jurisdiction where you were primarily assigned to work will govern this Agreement and Release. You agree that, should an arbitrator (or a court, as contemplated by paragraph 6(d) above) determine that any provision of this Agreement and Release is illegal or invalid, that provision will be deemed modified to the extent necessary to be valid and enforceable. If such modification is not possible, any illegal or invalid provision will be deemed not to be a part of this Agreement and Release and the validity of the remaining parts, terms, and provisions will not be affected.

(f) Except as provided otherwise in sub-paragraph 13(g), below, regarding other prior written agreements between the Parties, this Agreement and Release supersedes any prior written or oral employment agreement between you and Fannie Mae, and any such agreement is terminated effective upon execution of this Agreement and Release. You and Fannie Mae understand and agree that the terms and conditions of this Agreement and Release constitute your full and complete understandings, promises, affirmations, covenants, and undertakings to each other, and that there are no oral or written understandings, promises, affirmations, covenants, undertakings, or inducements made or offered with respect to the subject matter covered in this Agreement and Release other than those set forth in writing in this Agreement and Release, and this Agreement and Release merges and supersedes any and all prior understandings, promises, affirmations, covenants, undertakings, and representations on the subject matter covered herein. No modification of this Agreement and Release shall be valid unless it is in writing and signed by each of the Parties.

(g) The terms of any Director and Officer Insurance applicable to you and in effect during your employment as well as the terms of the following types of prior written agreement(s) between the Parties (if any) shall remain in effect following the execution of this Agreement and Release: Any Indemnification Agreement; any officer or Covered Employee-related agreement, including any Confidentiality and Proprietary Rights Agreement (which includes, among other things, certain restrictive covenants); any agreement to release, waive, settle, or discharge any suits, actions, or claims, known or unknown, against any Released Party; any agreement to arbitrate; any employee benefits plan; and, except as specifically waived by your execution of this Agreement and Release, any written agreement(s) obligating you to repay Fannie Mae monetary benefits already provided to you, including agreements relating to any corporate credit card, agreements to allow deductions from regular and final paychecks or from other payments made to you; and other agreements to repay loans, overpayments, sign-on bonuses, retention bonuses, and relocation costs. In the event of a conflict between the terms of this Agreement and Release and the terms of any other surviving written agreement between the Parties, this Agreement and Release shall prevail. There are no oral agreements between the Parties that will remain in effect after execution of this Agreement and Release.

(h) By entering into this Agreement and Release, Fannie Mae is not admitting to have violated any of your rights or to have violated any of the duties or obligations owed to you, or to have engaged in any conduct in violation of the common law or the above-referenced statutes, ordinances, executive orders or regulations. You agree that except as necessary to enforce this Agreement and Release, or as otherwise required by law, neither this Agreement and Release nor any of its terms shall be offered as evidence in any action or proceeding, or utilized in any other matter as an admission or concession of liability or wrongdoing of any nature by Fannie Mae.

(i) This Agreement and Release will be binding upon and run to the benefit of you and Fannie Mae and to your respective heirs, representatives, executors, trustees, directors, employees, successors, and assigns.

14. Consent for Electronic Signature. The Parties agree that electronic signature appearing on this Agreement and Release is the same as handwritten signatures for the purposes of validity, enforceability and admissibility. If you received this Agreement and Release electronically, you must sign the Agreement and Release electronically through DocuSign. To do so, simply click on the “SIGN” button below, select your signature, and then click “FINISH.”

15. Execution. By signing this Agreement and Release you confirm that your decision to enter into it is wholly knowing, voluntary, and absent any pressure or undue influence by Fannie Mae. You further confirm that you have carefully read, fully understand, and agree to be legally bound by all of the provisions of this Agreement and Release and that you have had an opportunity to review it with your attorney. You understand that if you make any alterations or changes to this Agreement and Release, it will become null and void and your employment will remain terminated as of the Termination Date.

[Signatures on next page]

FANNIE MAE:

David Hofman
Chief Human Resources Officer

BY EMPLOYEE:

ELECTRONIC SIGNATURE (use if your documents were delivered electronically):

/s/ Priscilla Almodovar	Priscilla Almodovar
Employee Signature (via DocuSign)	Printed Name

10/22/2025 7:10:53 PM EDT
Date of Execution (via DocuSign)

WRITTEN SIGNATURE (use if your documents were delivered by mail or by hand):

Employee Signature	Printed Name

Date of Execution by Employee

Personalized Statement
Priscilla Almodovar
Termination Date: 10/22/2025

This statement provides personalized information about the benefits you will receive if you timely sign and return your Agreement and General Release ("Agreement and Release").

Personal Information
The information provided in this statement is based on the following data in our records.
Name: Priscilla Almodovar
ID: [***]
Division: Executive Front Office
Date of Birth: [***]
Date of Hire: 12/5/2022
Annual Salary: $600,000.00

Agreement and General Release Payment
The payment for executing the Agreement and General Release is generally made within three payroll cycles after the date your signed agreement and release is received by the HR Service Center and is subject to customary withholdings.
Weeks of Pay: 104
Total Payment: $1,200,000.00

Health Insurance Subsidy
If you have elected Fannie Mae COBRA coverage you will pay the portion of your medical/dental premiums in the amount that you would have paid as an active employee for that period of coverage, and Fannie Mae will pay the remainder of the premium. Your COBRA subsidy period will be for 52 weeks following your Termination Date. You will pay the full premium rate if you elect vision coverage. Former employees who are or become Medicare-eligible may not be able to use the full subsidy period.

Outplacement Services
You may elect Lee Hecht Harrison (LHH) outplacement services for a period of one year from your Termination Date. If you elect to participate, services are available for up to six months. Payment for such services will be made directly to LHH and you may not receive cash in lieu of these outplacement services.